UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2010

XOMA LTD.
(Exact name of registrant as specified in its charter)

BERMUDA
(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(510) 204-7200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 30, 2010, XOMA Ltd. (“XOMA”) and Les Laboratoires Servier (“Servier”) entered into a regional agreement to jointly develop and commercialize XOMA 052, XOMA’s anti-inflammatory drug candidate, in multiple indications.  XOMA 052 is designed to inhibit the pro-inflammatory cytokine interleukin-1 beta.  XOMA will receive approximately $35 million in an upfront payment consisting of $15 million and a 15 million euro loan.   XOMA will also be eligible to receive up to approximately 355 million euros (or up to approximately $470 million at the current exchange rate) in future development and commercialization milestones for multiple indications and royalties on XOMA 052 sales, which are tiered based on sales levels and range from a mid-single digit to up to a mid-teens percentage rate.

Under this agreement, XOMA retains XOMA 052 development and commercialization rights for Behçet’s uveitis and other inflammatory and oncology indications in the U.S. and Japan, and Servier receives similar rights in the rest of the world.  Servier will fund $50 million of future XOMA 052 development expenses and then will fund 50% of further expenses for the Behçet’s uveitis indication.  For diabetes and cardiovascular disease indications, Servier will have worldwide rights to XOMA 052 and will fully fund all development.  XOMA retains an option to reacquire the development and commercialization rights to the diabetes and cardiovascular disease indications in the U.S. and Japan by paying an option fee and partial reimbursement of incurred development expenses.  Regarding milestone payments, if XOMA reacquires diabetes and cardiovascular rights in the U.S. and Japan, then the milestone payments could be up to approximately $470 million as mentioned above.  If XOMA does not reacquire these rights, then the milestone payments could be up to approximately $800 million (or up to approximately 610 million euros at the currrent exchange rate).

Milestone payments for which XOMA will be eligible under the agreement include $20 million upon initiation of the first Phase 3 clinical trial for XOMA 052 by Servier in its licensed territory in Type 2 diabetes.

Under the agreement, XOMA will be responsible for manufacturing XOMA 052 throughout clinical development and launch.

The loan is secured by an interest in certain of XOMA’s intellectual property rights relating to XOMA 052 in Servier’s territory and does not have to be repaid until 2016.

The collaboration will be carried out and managed by committees mutually established by the parties.  In general, in the event of any disputes, each party will have decision-making authority over matters relating to its areas of responsibility and territory, but neither party will have unilateral decision-making rights if the decision would have a material adverse impact on the other party’s rights in its territory.

Servier’s obligation to pay development and commercialization milestones will continue for so long as Servier is developing or selling products under the agreement.  Servier’s obligation to pay royalties with respect to a particular product and country will continue for so long as such product is sold in such country.  The agreement contains customary termination rights relating to matters such as material breach by either party, safety issues and patents.  Servier also has a unilateral right to terminate the agreement on a country-by-country basis or in its entirety on 6 months’ notice.

Item 9.01.  Exhibits.

99.1.	Press Release dated January 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 4, 2011

XOMA LTD.

By:	/s/ Christopher J. Margolin
Christopher J. Margolin Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Description

99.1.	Press Release dated January 4, 2011.